Exhibit 6.10

REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED, UNLESS IT HAS BEEN REGISTERED UNDER THE ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.

SECURED CONVERTIBLE PROMISSORY NOTE
No. 2009-01

$250,000.00	April 1, 2009

FOR VALUE RECEIVED, and intending to be legally bound, VirtualArmor, LLC, a Colorado limited liability company ("Company"), promises to pay to Todd Kannegieter, an individual ("Holder"), the principal sum of up to Two Hundred Fifty Thousand Dollars  and  no/100 ($250,000.00) (the "Principal Amount"), together with interest in arrears on the unpaid principal balance at a rate equal to 7.0% per annum (the "Rate") in the manner provided below.

This Secured Convertible Promissory Note (this "Note") is limited to the aggregate principal amount of $250,000.00 (the "Notes"). Borrower's obligations under the Notes are secured by a subordinated second priority lien on all of the assets of Borrower, as set forth in that ce1iain security agreement of even date herewith between Borrower and Holder(s) (the "Security Agreement").

Line of Credit. This note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower's accounts may be requested orally or  in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balances owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily print-outs.

I.	Payments.
(a)	Principal and Interest.

(i)	The unpaid Principal Amount, together with all unpaid and accrued interest thereon, shall be due and payable when sufficient cash is available for the Borrower to pay unpaid principal and interest.

(ii)
All amounts due under this Note shall accrue interest at the  Rate, calculated on the outstanding amount at 5:00pm Mountain time on each day from the date that funds are first extended under this Note through the date this Note is repaid in full, and all accrued and unpaid interest shall be due and  payable on the Maturity  Date.   Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to this Note, together with all fees, charges and other amounts which are treated as interest on this Note under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by Holder in accordance with applicable law, the rate of interest payable in respect of this Note, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. Any Charges in excess of the Maximum Rate shall be added to the principal of this Note and the interest due hereunder shall be adjusted accordingly.

(b)
Manner of Payment. All payments of the unpaid Principal Amount and accrued and unpaid interest on this Note shall be made in U.S. Dollars to an account designated by Holder or such other place as Holder may designate in writing to Company for such purpose from time to time. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such  payment shall be due on the next succeeding Business Day, and such extension of  time shall be included in the period of time used for purposes of calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in Littleton, Colorado.

2.
Prepayment. Company may, without premium or penalty, at any time and from time to time, upon two (2) days written notice, prepay all or any portion of the outstanding Principal Amount due under this Note without the prior written consent of Holder; provided, that each such prepayment shall be accompanied by accrued interest on the amount of the Principal Amount prepaid, calculated as of the date of such prepayment.

3.
Security. This Note and Company's obligations hereunder are secured by a subordinated, second priority lien on all of the assets of the Company, including all intellectual property (collectively, the "Collateral") pursuant to the terms and conditions of the Security Agreement. Holder recognizes that the Company has granted a first priority lien in favor of Guaranty Bank for purposes of securing a line of credit, as described in the Security Agreement.

4.
Further Assurances. Company agrees that from time to time, at the expense of Company, that it shall promptly execute and deliver all further instruments and documents, and take all further action that Holder may request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable Holder to exercise and enforce its rights and remedies hereunder with respect to the Collateral. Company hereby authorizes Holder to file a record or records, including, without limitation, financing statements, and amendments thereto, in all jurisdictions and with all filing offices as Holder may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Holder herein.

5.	Recourse. Holder shall have full recourse against Company for the payment of the Principal Amount and all interest due under this Note.

6.	Representations and Warranties of Company. Company hereby represents and warrants that:
(a)	it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado;

(b)	it is qualified to do business and is in good standing in all jurisdictions where necessary in light of the business it conducts;

(c)	it has the full power, authority and legal right to execute, deliver and perform its obligations under this Note;
(d)
the execution, delive1y and performance by Company of this Note have been duly authorized by all necessary corporate action and this Note constitutes the legal, valid and binding obligation of Company, enforceable in accordance with its terms;

(e)
the execution, delivery and performance by Company of this Note do not (i) require any consent or approval of the investors of Company or of any other person or entity that has not been obtained and each such consent and approval that has been obtained is in full force and effect, (ii) violate any provision of any law, rule, regulation, order, writ, judgment or decree applicable to Company or any provision of the articles of organization of Company, or (iii) result in a breach of or constitute a default under any agreement (oral or written) to which Company is a party or by which its assets are affected;

(f)
Company is not in violation of any law, rule, regulation, order, writ, judgment or decree applicable to Company or any provision of the certificate of incorporation or by-laws of Company or any agreement to which Company is a party or by which its assets are affected; and

(g)
no authorization, approval or other action by any governmental authority or regulatory body is required for either (i) the pledge or grant by Company of the Collateral in favor of Holder hereunder or (ii) the exercise by Holder of any rights or remedies in respect of the Collateral.

7.	Defaults.

(a)	Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder ("Event of Default"):

(i)	If Company shall fail to pay the unpaid Principal Amount and all unpaid and accrued interest thereon on the Maturity Date;

(ii)
If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal, state or foreign law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Company shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against Company, in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of Company's creditors; or (v) admit in writing Company's inability to pay its debts as they become due;

(iii)
If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Company in an :involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Company or a substantial portion of Company's properties, or (iii) orders the liquidation of Company, and in each case the order or decree is not dismissed within 60 days;

(iv)	If any representation or warranty made by Company in this Note proves to have been false or incorrect in any material respect on the date as of which it is made; or

(v)
If the Company defaults under any other Note as contemplated in the Security Agreement, any of its obligations under the Security Agreement or any other obligations under any other agreement between the parties.

(b)
Remedies. Upon the occurrence of an Event of Default specified in Section 8(a) hereof, the unpaid Principal Amount of this Note, together with all unpaid and accrued interest and all other amounts payable hereunder, shall become due and payable hereunder, without presentment, demand, notice, protest or other requirement of any kind, all of which are expressly waived by Company.  Upon the occurrence and during the continuance of any Event of Default, Holder may exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Company all sums due under this Note or to exercise in respect of the Collateral all the rights  and remedies of Holder on default under the Uniform Commercial Code as in effect from time to time in the State of Colorado (except as may be limited by applicable Bankruptcy Law). Company shall pay all reasonable costs and expenses of collection incurred by or on behalf of Holder as a result of an Event of Default including, without limitation, reasonable attorneys' fees and court costs.

8.	Miscellaneous.

(a)
Waiver. The rights and remedies of Holder under this Note shall  be cumulative and not alternative. No waiver by Holder of any right or remedy under this Note shall be effective unless in writing signed by Holder. No failure to exercise, delay in exercising, or single or partial exercise of any right or remedy by Holder, and no course of dealing between Company and Holder,  shall constitute a waiver of, or shall preclude any other or further exercise of the same right or remedy. Company hereby waives presentment, demand, protest and notice of dishonor and protest.

(b)	Notices. Any notice required or permitted to be given hereunder shall be given in accordance with Section 8 of the Security Agreement.

(c)
Severability. If any provision in this Note is construed to be invalid, illegal or unenforceable, then the remaining provisions shall not in any way be affected thereby and shall be enforced without regard thereto.

(d)
Governing Law: Forum. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO AS APPLIED TO CONTRACTS MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF  COLORADO.  ANY SUIT OR DISPUTE HEREUNDER SHALL BE ADJUDICATED BY A FEDERAL OR STATE COURT OF PROPER JURISDICTION IN BOULDER COUNTY, COLORADO.

(e)
Assignment. This Note shall be binding upon and inure to the benefit  of Company and Holder and their respective successors and assigns, except that neither party may assign or transfer (including  transfer  by operation of law) any of its rights or obligations under this Note without the prior written consent of the other party.

(f)
Priority. All rights and priorities of the authorized Holder of this Note and the indebtedness evidenced hereby shall rank pari passu in all respects with the rights and priorities accorded the other authorized Holders of the Notes.

(g)	Section Headings. The section and subsection headings in this Note are for convenience of reference only, do not constitute a part of this Note, and shall not affect its interpretation.

(h)
References. All words used in this Note shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

[Signature Page Follows]

IN WITNESS WHEREOF,  Company  has executed  this Note as of the date first stated above.

VirtualArmour, LLC /s/ Christopher T. Blisard Name: Christopher T. Blisard Title: Chairman of the Board

SECURITY  AGREEMENT

THIS SECURITY AGREEMENT (this "Agreement") is made as of April 1, 2009, by and between VirtualArmor, LLC, a Colorado limited liability company ("Debtor"), and Todd L. Kannegieter, an individual ("Kannegieter") (Kannegieter is referred to as a "Secured Party").

Recitals

A.  Debtor has agreed to borrow from Secured Party, and Secured Party have agreed to lend, up to the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), subject to certain conditions (the "Loan");

B.  As of the date hereof, Debtor has executed and delivered to Kannegieter a secured promissory note (revolving line of credit) in the principal amount up to $250,000.00 (the "Kannegieter Note") (the Kannegieter Note is referred to as a "Note");

C.  Debtor has previously granted a first priority security interest to Guaranty Bank to secure its credit facility (the "Vectra Loan") and the security interest granted herein shall be subordinate to the Vectra Loan; and

D.  As a condition to the obligation of the Secured Party to loan such amounts to Debtor, Debtor is required to enter into this Security Agreement and to grant to the Secured Party a subordinated security interest in the Collateral (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the patty hereto agree as follows:

Agreement

Section 1.      DEFINITIONS: INTERPRETATION.

1.1.   As used in this Agreement, the following terms shall  have  the  following  meanings:

"Collateral" has the meaning  set forth in Section 2.

"Event of Default " has the meaning set forth in Section 6.

"Lien" means any mortgage, deed of trust, pledge, security interest, assignment , deposit arrangeement, charge or encumbrance, lien, or other type of preferential  arrangement.

"Obligations" means: (a) the indebtedness, liabilities and other obligations of Debtor to Secured Party under or in connection with this Agreement and the Note, as such Agreement and Note may be amended, supplemented  or modified, including,  without limitation, all  unpaid  principal  of  the  Note,  all  interest  accrued  thereon,  all  fees  and  all  other amounts payable by Debtor to Secured Party thereunder or in co1mection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and (b) in the event of any proceeding to enforce the collection of amounts due under the Note and this Agreement in which Secured Party are the prevailing party, all court costs, expert witness fees and reasonable  attorneys ' fees

"Person" means an individual, corporation, partnership, joint venture, bust, unincorporated organization, governmental agency or authority, or any other entity of whatever nature.

"Permitted  Lien" means (i) the Lien created in connection with the Vectra Loan, (ii) any Lien in favor of Secured Party, (iii) Liens for taxes, fees, assessments, or other governmental charges which are not delinquent or remain payable without penalty; (iv) carriers', warehousemen's mechanics', landlords', materialmen's, repairmens's,  or  other  similar  Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject to such Liens; (v) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance or other social security legislation; (vi) Liens incurred in the ordinary course of business securing (A) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, or statutory obligations, (B) contingent obligations on surety and appeal bonds, and (C) other non-delinquent obligations of a similar nature; (vii) Liens consisting of judgment or judicial attachment liens, provided  that such Liens do not arise out of circumstances which would constitute an Event of Default hereunder; (viii) easements, rights-of-way, restrictions, and other similar encumbrances incurred in the ordinary course of business which, if monetary, are not in the aggregate substantial in amount, and which, in any event, (A) do not materially detract from the value of the property subject to such Lien as used in the ordinary course of Debtor's business, or (B) interfere with the ordinary conduct of Debtor's business; and (ix) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off, or similar rights or remedies as to deposit accounts or other funds maintained with a creditor depository institution.

"Secured Agent" has the meaning set forth in Section 7.3.

"UCC" means the Uniform Commercial Code as the same may, from time  to time, be in effect in the State of Colorado; provided however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Colorado, the term "UCC" shall mean  the  Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachments, perfection or priority and for purposes of definitions related to such provisions.

1.2.  Where applicable and except as otherwise defined herein, terms used inthis Agreement shall have the meanings  assigned  to them in the UCC.

1.3.   In this Agreement, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined ; and (ii) the captions and headings are for convenience  of reference only and shall not affect the construction  of this Agreement.

Section 2.   SECURITY INTEREST.

2.1. This Security Agreement is entered into in connection with the Notes.  Subject  to Section 7 below , all rights and priorities of each Secured Party, including the right of repayment under a Note, shall rank pari passu in all respects with the rights and priorities accorded the other Secured  Party under the other Notes.

2.2.  As security for the payment and performance of the Obligations, Debtor  hereby pledges, assigns , transfers, hypothecates and sets over to Secured Party, and hereby grants to Secured Party a security interest (hereinafter called "Security Interest") in and to all of its right, title and interest in, to and under all of the assets, prope1iies and rights  of  Debtor,  including without limitation all personal and fixture property of Debtor of every kind and nature, wherever located , whether now owned or hereafter acquired or arising, including, without limitation, the following  (collectively  referred  to herein as the "Collateral"):

(a) all accounts, accounts receivable, contract rights, general  intangibles, chattel paper (whether tangible or electronic), notes, drafts, acceptances,  and  all  other debts, obligations and liabilities in whatever form owing to Debtor from any person, firm, corporation or other legal entity whether now existing or hereafter arising or acquired (collectively, "Accounts");

(b) all now owned or hereafter acquired and wherever located goods, merchandise and other personal property which are held for sale  or  lease  or  to  be furnished under contracts of service or held as raw materials, work in process or finished goods and supplies or materials used or consumed in Debtor's business or used in connection with the manufacture, packing, shipping or advertising of such goods (collectively, "Inventory");

(c) all now existing or hereafter acquired machinery, equipment, furniture and fixtures, including replacements, substitutions, additions or accessions thereto , wherever located  (collectively, "Machinery and Equipment");

(d) all documents, policies and certificates of insurance and classes in action, whether  now or hereafter existing;

(e) all instruments, letters of credit (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and other investment property, and cash owned  by Debtor  or in which Debtor  has an interest, which now or hereafter  are at any time in possession or control of Secured Party or in transit by mail or carrier to or from Secured Party or in the possession of any third  party  acting  in  Secured  Party's behalf ,  without  regard to whether Secured Party received  the same in  pledge,  for safekeeping, as agent for collection or transmission  or  otherwise  or  whether  Secured Party has conditionally  released the same;

(f) all books, records, ledger sheets and  other  records  relating  to  the foregoing;

(g) all customer lists, purchase orders, contract  rights,  trademarks,  trade names, copyrights, patents, processes, and all applications therefor, know-how,  trade secrets, confidential information , goodwill, assumed names, and all other intellectual prope1ty; and

(h) all proceeds, products , offspring, rents and profits of the foregoing, including,  without limitation,  proceeds of insurance.

2.3.  This Agreement shall create a continuing security interest in the Collateral, which shall remain in effect until terminated  in accordance with Section 15 hereof.

2.4.  Secured Party acknowledges and agree that the Security Interest granted herein shall be subordinate to the Vectra Loan and further agree to execute all documents necessary or desirable to memorialize this subordination.

Section 3.       FINANCING STATEMENTS.
At the request of Secured Party, Debtor will execute such financing statements, continuation statements, notices and other documents with respect to the Collateral pursuant to the Uniform Commercial Code and otherwise as Secured Party  may  request, in form satisfactory  to Secured Party, and Debtor will pay the cost of filing the same in all public offices where filing  is reasonably necessary.

Section 4.  REPRESENTATIONS AND WARRANTIES .  DEBTOR REPRESENTS  AND WARRANTS TO SECURED PARTY THAT:

4.1.  Debtor is a corporation duly organized, validly existing and  in  good  standing under the law of the jurisdiction of its incorporation and has all requisite power and authority to execute, deliver and perform  its obligations  under this Agreement.

4.2.  The execution, delivery and performance by Debtor of this Agreement have been duly authorized by all necessary corporate action  of Debtor,  and this Agreement  constitutes  the legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms.

4.3.  No authorization, consent, approval, license,  exemption  of,  or  filing  or registration with, any governmental authority or agency, or approval or consent  of  any  other Person, is required for the due execution,  delivery  or performance  by Debtor of this Agreement.

4.4.  The execution, performance and delivery of this Agreement, the Notes, and the transactions contemplated thereby  are  not  and  will not  be in conflict  with, or result in a breach of, or constitute a default  under, any provision of any  of the organizational  documents of Debtor or any contract, agreement, mortgage, trust or other indenture to which Debtor is a party or is bound, or by any order, rule, regulation or law of any jurisdiction  binding on Debtor

4.5   Debtor is the sole and complete owner of  the  Collateral,  and  has  good  and marketable  title to the Collateral, free from any  Lien except for Permitted Liens.
Section 5.  COVENANTS. So long as any of the Obligations remain unsatisfied, Debtor agrees that:
5.1.  Debtor shall appear in and defend any action, suit or proceeding  which may affect to a material extent its title to, or right or interest in, or Secured Party' right or interest in, the Collateral, and shall do and perform all reasonable acts that may be necessary and appropriate to maintain , preserve and protect the Collateral.

5.2.  Debtor shall comply in all material respects with all laws, regulations  and ordinances relating in a material way to the possession , operation, maintenance and control of the Collateral.

5.3.  Debtor shall give prompt written  notice to each Secured  Party (and in any event  not later than 30 days following any change described below  in  this  subsection)  of:  (i)  any change in its name, (ii) any changes in, additions to or other modifications of its trade names and trade styles, and (iii) any changes in its identity  or structure  in any  manner  which  might  make any financing statement filed hereunder  incorrect  or misleading.

5.4.  Debtor will not sell or otherwise dispose of, or offer  to sell or otherwise  dispose  of, the Collateral or any interest therein except for (i) sales  and  leases  of  inventory  in  the ordinary course of business, (ii) the use of cash and cash equivalents (including securities) in the ordinary course of business and  (iii) so long as no default  has occurred  and is continuing  under this Agreement or the Note, sales or other dispositions of obsolescent  items  of  equipment consistent  with past practices .

5.5.  Debtor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any security interest in or lien on the Collateral, except for the security interest and liens created in favor of Secured Party under this Agreement and except  for  Permitted  Liens.  Debtor  shall  defend  the same against all claims  and  demands of all persons at any time claiming the same or any interests in any of the Collateral  adverse to Secured Party.

5.6.  Debtor shall maintain and preserve its corporate existence, its rights to transact business and all other rights, franchises and privileges necessary or  desirable  in  the  normal course of its business and operations and the ownership of the Collateral,  except  in connection  with any transactions expressly  permitted  by the Note.

Section 6.  EVENTS OF DEFAULT. Any of the following events which shall occur and be continuing shall constitute  an "Event of Default":

6.1.   Debtor shall fail to pay on the date due all or any of the Obligations.

6.2.  An Event of Default under any Note.

6.3.  Any material representation or warranty by Debtor  under  or in c01mection  with this Agreement or the Notes shall prove to have been incorrect in  any  material  respect  when made or deemed made.

6.4.  Any material misstatement or misrepresentation in any document provided  by Debtor  or Debtor's representative to Secured  Party or Secured  Party' representative.

6.5.  A failure of Secured Party to have a valid and enforceable  perfected  security interest  in the Collateral  prior to all Persons except for the Permitted Liens.

6.6.  If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal, state or foreign law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Debtor shall (a) commence a voluntary case or proceeding; (b) consent to the entry of an order for relief against Debtor, in an involuntary case; (c) consent to the appointment of a trustee, receiver, assignee , liquidator or similar official; (d) make  an  assignment  for  the  benefit  of Debtor's creditors;  (e) admit in writing Debtor's inability  to pay its debts as they  become due; or (f) if a court  of competent  jurisdiction  enters  an order  or decree  under  any Bankruptcy Law that (i) is for relief against Debtor in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Debtor or a substantial portion of  Debtor's  properties,  or  (iii) orders the liquidation of Debtor, and in each case the order or decree is not dismissed within 60 days.

6.7.  Debtor shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of  business, or (iii) take any corporate action to authorize any of the  actions  or  events  set  forth  above  in  this Section 6.

Section 7.  REMEDIES.

7.1.  Upon the occurrence and continuance of any Event of  Default,  Secured  Party, acting through the Secured Agent, may declare any of the Obligations to be immediately due and payable and shall have, in addition to all other rights and remedies  granted  to  it  in  this Agreement,  all rights and remedies  of a secured  party under the UCC and other applicable laws.

7.2.  The Collateral shall be applied first to the payment of the reasonable costs and expenses of Secured Party in exercising or enforcing their rights hereunder and in collecting or attempting to collect any of the Collateral; and second to the payment of the Obligations. Any surplus thereof that exists after payment and performance in full of the Obligations shall  be promptly  paid  over  to  Debtor  or  otherwise  disposed  of  in  accordance  with the  UCC  or other applicable law. Debtor shall remain liable to Secured Party, as the case may  be,  for  any  deficiency that exists after any sale or other disposition or collection of Collateral. All payments hereunder shall be made pro-rata  based on the Secured  Party' relative participation  in the Loans.

7.3  The remedies  described in this Section 7 only shall  be exercised  by an agent acting on behalf of Secured Party, who shall be selected  by the mutual consent of the Secured Party (the "Secured Agent"). The Debtor shall not be obligated to take any action under this Section 7, unless the Secured Agent requests such action. The Secured Party shall  be bound  by the actions, commitments and agreements of Secured Agent, and shall, upon request by the Secured Agent, enter into such agreements or sign such other documents or instruments that the Secured Agent deems appropriate or necessary in the exercise of the Secured Party  rights hereunder.   Secured Party agree to bring no claim  or proceeding,  whether in law or equity, against  the Secured  Agent for such agent's  actions hereunder.

Section 8.   NOTICES. All notices or other communications hereunder shall be in writing (including by facsimile transmission) and mailed , sent or delivered to the respective party hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other party hereto. All such notices and other communications shall be effective (i) if delivered by hand, when delivered ; (ii) if sent by mail, upon the earlier of the date of receipt or five business days after deposit in the mail, first class; and (iii) if sent by facsimile transmission, when sent.

Section 9.   SECURITY ONLY. This Agreement and the grant of the Security Interest shall not be deemed in any way to constitute a payment or satisfaction of all or any part of the Obligations. Notwithstanding anything to the contrary appearing in the Agreement, the Security Interest is granted and assigned to the Secured Party by way of collateral security only and, accordingly, each Secured Party by its acceptance hereof shall not be deemed to have assumed or become liable for any of the obligations or liabilities of Debtor arising with respect to any of the Collateral, whether provided for by the terms thereof, arising by operation of law, or otherwise. Debtor hereby acknowledges that Debtor remains liable thereunder to the same extent as though this Agreement had not been made.

Section 10.  INDEMNITY. Debtor agrees to defend, indemnify and hold harmless each Secured Party and their respective officers, employees, and agents against (a) all obligations, demands , claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and (b) all losses or reasonable expenses in any way suffered, incurred , or paid by each Secured Party as a result of or in any way arising out of, following or consequential to transactions between each Secured Party and  Debtor  under this Agreement, the Note or any other indebtedness, obligation or liability of Debtor to each Secured Party (including without limitation , reasonable attorneys fees and expenses), except for losses  arising  from  or arising out of any Secured  Party's negligence or misconduct.

Section 11.  No WAIVER; CUMULATIVE REMEDIES.  No failure on the part of Secured Party or Secured Agent to exercise, and no delay in exercising, any right, remedy , power or privilege hereunder  shall  operate  as a  waiver  thereof,  nor shall  any  single  or  partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right , remedy , power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive  of any rights, remedies, powers  and  privileges  that  may  otherwise be available to Secured Party.

Section 12.  BINDING EFFECT.   This  Agreement  shall  be binding  upon , inure  to the  benefit  of and  be enforceable  by Debtor, Secured  Party and their respective successors and assigns .

Section 13.  GOVERNING LAW. This Agreement shall be  governed  by,  and  construed  in accordance with, the law of the State of Colorado, except as required by mandatory provisions  of law and to the extent the validity or perfection of the security interests hereunder, or the remedies hereunder, in respect of any Collateral are governed by the law of a jurisdiction  other  than Colorado.

Section 14.  ENTIRE  AGREEMENT;  AMENDMENT.  This  Agreement  contains   the   entire agreement of the party with respect to the subject matter  hereof and shall not be amended  except  by the written agreement of Debtor and a majority  in interest  of the outstanding  principal  amount of the Notes.

Section 15.  SEVERABILITY. Whenever possible, each provision of this Agreement  shall  be interpreted  in such manner  as to  be effective and  valid  under all applicable  laws and regulations. If , however, any provision of this Agreement  shall  be prohibited  by or  invalid  under  any such law or regulation in any jurisdiction, it shall, as to such jurisdiction,  be  deemed  modified  to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness  of such provisions in any other  jurisdiction.

Section 16.   COUNTERPARTS . This Agreement may be delivered by facsimile and may be executed in any number of counterparts and by different party hereto in separate counterparts, each which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 17.  TERMINATION. Upon payment and performance in full of all  Obligations,  this Agreement shall terminate and Secured Party shall promptly execute and deliver to Debtor such documents and instruments reasonably requested by Debtor as shall be necessary to evidence termination  of all security  interests given by Debtor to Secured  Party hereunder.

[signature page follows]

IN  WITNESS  WHEREOF,   the  party  hereto  have  duly  executed this Security Agreement as of the date first above written.

DEBTOR: VirtualArmour, LLC By: /s/ Christopher T. Blisard Christopher T. Blisard, Charman of the Board Address: SECURED PARTY: By: /s/ Todd Kannegieter Name: Todd Kannegieter Address: